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[EYETECH LOGO]

FOR IMMEDIATE RELEASE
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Contact:

Karin Hehenberger, M.D., Ph.D.
Senior Director of Scientific and External Affairs
Tel: 212 824 3176
Fax: 212 824 3240
Karin.Hehenberger@eyetech.com
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www.eyetech.com
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  Eyetech Pharmaceuticals, Inc. Announces Resignation of Edward Penhoet, Ph.D.
             from the Board and his Appointment as President of the
                        Gordon and Betty Moore Foundation

New York, October 13, 2004 - Eyetech Pharmaceuticals, Inc. (Nasdaq: EYET) today announced that Edward Penhoet, Ph.D. has resigned, effective today, from the Board of Directors of Eyetech Pharmaceuticals, Inc. to devote additional time to his new position as the President of the Gordon and Betty Moore Foundation. Dr. Penhoet has served as a Director of Eyetech since July 2001. David R. Guyer, M.D., Chief Executive Officer of Eyetech commented, "I wish to thank Ed for his contributions while at Eyetech. His leadership and vast experience in the biotech industry has proved to be invaluable to Eyetech as it has developed from a clinical to a commercial stage company. We all wish him continued success in his new endeavor as President of this important foundation."

About Eyetech Pharmaceuticals, Inc.
Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. The company's most advanced product candidate is Macugen(TM) (pegaptanib sodium injection), which Eyetech is developing with Pfizer Inc for the prevention and treatment of diseases of the eye and related conditions. Eyetech's lead clinical trials include two phase 2/3 pivotal clinical trials for the use of Macugen in the treatment of neovascular age-related macular degeneration, a phase 2 clinical trial for the use of Macugen for the treatment of diabetic

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macular edema and a phase 2 clinical trial for the use of Macugen in the treatment of retinal vein occlusion.

About the Gordon and Betty Moore Foundation
The Gordon and Betty Moore Foundation was established in September 2000, by Intel co-founder Gordon Moore and his wife Betty. The Foundation funds outcome-based projects that will measurably improve the quality of life by creating positive outcomes for future generations. Grantmaking is concentrated in initiatives that support the Foundation's principal areas of concern: environmental conservation, science, higher education, and the San Francisco Bay Area.

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